Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	August 6, 2012

FreightCar America, Inc. Reports Second Quarter 2012 Results

Highlights

•	Revenues of $181.2 million, net income of $5.6 million and earnings per share of $0.46

•	Coal demand remained under pressure from low natural gas prices, high coal inventories and reduced industrial activity

•	Orders reflect product diversification efforts

Chicago, IL, August 6, 2012 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the second quarter ended June 30, 2012, with revenues of $181.2 million and net income of $5.6 million, or $0.46 per diluted share. For the same quarter in 2011, the Company reported revenues of $97.6 million and net income of $0.2 million, or $0.02 per diluted share. Revenues were $219.1 million and net income was $9.7 million, or $0.81 per diluted share, in the first quarter of 2012.

The Company delivered 2,786 railcars to customers in the second quarter of 2012, of which 1,815 were new cars, 361 were used cars and 610 were leased cars. This compares to 1,309 railcars delivered in the second quarter of 2011 and 2,613 railcars delivered in the first quarter of 2012. There were 961 units ordered in the second quarter of 2012. This compares to 1,089 units ordered in the second quarter of 2011 and 1,244 units ordered in the first quarter of 2012. Total manufacturing backlog was 5,109 units at June 30, 2012 compared to 4,986 units at June 30, 2011 and 6,934 units at March 31, 2012.

“I am pleased to report solid results for the second quarter despite challenging macroeconomic and industry conditions,” said Ed Whalen, President and Chief Executive Officer. “We had another strong quarter of deliveries and revenues as we drew upon the backlog of orders taken in the second half of last year. Our product diversification efforts resulted in second quarter orders for railcars other than coal including hoppers, gondolas and flat cars. Coal demand continued to remain under pressure in the second quarter. However, coal export activity remains strong and we have also seen a modest rebound in coal demand related to above average power generation needs in the later weeks of the quarter due to higher than normal early summer temperatures. While an uncertain economic outlook persists, we remain focused on operating efficiently, expanding our product offerings, delivering quality products and services to our customers and producing positive returns for our shareholders,” Whalen concluded.

The Manufacturing segment had revenues of $171.8 million in the second quarter of 2012 compared to $88.3 million for the second quarter of 2011. Manufacturing segment revenues were $210.4 million in the first quarter of 2012. Operating income for the Manufacturing segment was $15.3 million in the second quarter of 2012 compared to $2.1 million in the second quarter of 2011 and $22.7 million in the first quarter of 2012.

Revenues for the Services segment were $9.4 million in the second quarter of 2012 compared to $9.3 million in the second quarter of 2011 and $8.6 million in the first quarter of 2012. Services segment operating income was $0.7 million for the second quarter of 2012 compared to $1.2 million in the second quarter of 2011 and $0.7 million in the first quarter of 2012.

Corporate costs were $6.6 million for the quarter ended June 30, 2012 compared to $5.2 million in the same quarter of 2011. Corporate costs were $7.4 million in the first quarter of 2012.

The Company’s effective tax rate was 39.3% in the first six months ended June 30, 2012. The effective tax rate was 81.1% in the first half of 2011.

Cash and cash equivalents and restricted cash as of June 30, 2012 were $124.4 million, compared to $144.6 million as of March 31, 2012. The decrease in cash is due to the addition of inventory on lease and reduction of payables during the quarter. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $67.1 million at the end of the second quarter of 2012 compared to $44.4 million at the end of the first quarter of 2012 and $65.8 million at the end of the second quarter of 2011.

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The Company will host a conference call and live webcast on Monday, August 6, 2012 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2012 financial results. To participate in the conference call, please dial (800) 230-1766, Confirmation Number 255509. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 255509

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 6, 2012 until 11:59 p.m. (Eastern Daylight Time) on September 6, 2012. To access the replay, please dial (800) 475-6701. The replay pass code is 255509. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2012	December 31, 2011
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$107,442	$101,870
Restricted cash	17,004	1,815
Accounts receivable, net	7,249	10,125
Inventories	72,592	72,877
Inventory on lease	23,061	—
Other current assets	6,056	2,618
Deferred income taxes, net	10,982	10,982

Total current assets	244,386	200,287

Property, plant and equipment, net	36,848	35,984
Railcars available for lease, net	44,042	54,746
Goodwill	22,128	22,128
Deferred income taxes, net	19,067	28,150
Other long-term assets	3,783	4,168

Total assets	$370,254	$345,463

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$37,663	$28,110
Accrued payroll and employee benefits	5,152	5,611
Accrued postretirement benefits	5,174	5,174
Accrued warranty	7,773	7,795
Customer deposits	18,798	17,964
Other current liabilities	7,685	5,044

Total current liabilities	82,245	69,698
Accrued pension costs	12,371	14,202
Accrued postretirement benefits, less current portion	58,894	59,887
Accrued taxes and other long-term liabilities	4,296	4,342

Total liabilities	157,806	148,129

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,825	100,204
Treasury stock, at cost	(34,616)	(35,904)
Accumulated other comprehensive loss	(21,957)	(22,302)
Retained earnings	169,069	155,209

Total stockholders’ equity	212,448	197,334

Total liabilities and stockholders’ equity	$370,254	$345,463

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues	$181,206	$97,583	$400,272	$169,823
Cost of sales	164,163	93,618	359,498	163,616

Gross profit	17,043	3,965	40,774	6,207
Selling, general and administrative expense	7,642	6,870	16,335	12,867
Gain on sale of railcars available for lease	(14)	(975)	(962)	(975)

Operating income (loss)	9,415	(1,930)	25,401	(5,685)

Interest expense, net	(96)	(54)	(186)	(117)

Income (loss) before income taxes	9,319	(1,984)	25,215	(5,802)
Income tax provision (benefit)	3,756	(2,162)	9,918	(4,708)

Net income (loss)	5,563	178	15,297	(1,094)
Less: Net (loss) income attributable to noncontrolling interest in JV	—	(6)	—	12

Net income (loss) attributable to FreightCar America	$5,563	$184	$15,297	$(1,106)

Net income (loss) per common share attributable to FreightCar America – basic	$0.47	$0.02	$1.28	$(0.09)

Net income (loss) per common share attributable to FreightCar America – diluted	$0.46	$0.02	$1.28	$(0.09)

Weighted average common shares outstanding - basic	11,931,565	11,914,883	11,927,992	11,911,469

Weighted average common shares outstanding - diluted	11,983,901	11,994,460	11,992,808	11,911,469

Dividends declared per common share	$0.06	$—	$0.12	$—

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Revenues:
Manufacturing	$171,771	$88,291	$382,220	$151,460
Services	9,435	9,292	18,052	18,363

Consolidated Total	$181,206	$97,583	$400,272	$169,823

Operating Income (Loss):
Manufacturing	$15,253	$2,107	$37,942	$2,323
Services	726	1,161	1,379	2,256
Corporate	(6,564)	(5,198)	(13,920)	(10,264)

Consolidated Total	$9,415	$(1,930)	$25,401	$(5,685)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income (loss)	$15,297	$(1,094)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	4,165	4,458
Gain on sale of railcars available for lease	(962)	(975)
Other non-cash items	609	303
Deferred income taxes	8,868	(4,827)
Stock-based compensation expense recognized	952	1,093
Changes in operating assets and liabilities:
Accounts receivable	2,876	(73,514)
Inventories	304	(6,900)
Inventory on lease	(23,061)	(7,062)
Other current assets	(2,992)	2,685
Account and contractual payables	9,178	17,467
Accrued payroll and employee benefits	(459)	(55)
Income taxes receivable	(71)	416
Accrued warranty	(22)	(1,096)
Customer deposits and other current liabilities	2,851	56,895
Deferred revenue, non-current	(182)	(272)
Accrued pension costs and accrued postretirement benefits	(2,479)	(4,285)

Net cash flows provided by (used in) operating activities	14,872	(16,763)

Cash flows from investing activities

Restricted cash deposits	(15,525)	—
Restricted cash withdrawals	336	119
Proceeds from sale of property, plant and equipment, railcars available for lease and assets held for sale	10,526	6,531
Purchase price adjustment for business acquired	—	(166)
Purchases of property, plant and equipment	(3,157)	(367)

Net cash flows (used in) provided by investing activities	(7,820)	6,117

Cash flows from financing activities

Employee restricted stock settlement	(43)	(65)
Cash dividends paid to stockholders	(1,437)	—

Net cash flows used in financing activities	(1,480)	(65)

Net increase (decrease) in cash and cash equivalents	5,572	(10,711)
Cash and cash equivalents at beginning of period	101,870	61,780

Cash and cash equivalents at end of period	$107,442	$51,069